Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Fourth Quarter Financial Results

Fairfield, Calif. (September 24, 2008) — Copart, Inc. (NASDAQ: CPRT) today reported the results for its fourth quarter and fiscal year ended July 31, 2008.

For the three months ended July 31, 2008, revenue and net income were $206.3 million and $40.8 million, respectively.  This represents increases in revenue of $52.3 million, or 34.0%, and in net income of $4.1 million, or 11.1%, over the same quarter last year.  Fully diluted earnings per share for the three months were $0.47 compared to $0.40 last year, an increase of 17.5%.

During the current quarter the Company recorded a non–recurring tax adjustment that increased income tax expense by $1.2 million.  Excluding this item, fully diluted earnings per share would have been $0.48.

For the twelve months ended July 31, 2008, revenue and net income were $784.8 million and $156.9 million, respectively.  This represents increases in revenue of $224.2 million, or 40.0%, and in net income of $20.6 million, or 15.1%, over the same period last year.  Fully diluted earnings per share for the twelve months were $1.75 compared to $1.46 last year, an increase of 19.9%.

For the quarter, revenue and gross margin for North America were $158.6 million and $83.9 million, respectively.   Growth in North American revenue over the same quarter last year was 13.9% driven primarily by an 11.8% growth in same store sales.  Revenue and gross margin for the United Kingdom were $47.7 million and $3.2 million, respectively.  The Company first entered the market in the United Kingdom through an acquisition in the fourth quarter of fiscal 2007.

Also during the current quarter the Company repurchased 2,853,600 shares of its common stock at a weighted average price of $42.24 per share.  During the year, the Company repurchased 6,615,764 shares of its common stock at a weighted average price of $40.70 per share. At the end of fiscal year 2008, the Company had repurchased an aggregate of 13,649,469 shares of its common stock pursuant to the Company’s repurchase program.  A total of 15,350,531 shares remain available for repurchase under the program.

On Thursday, September 25, 2008, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://www.investorcalendar.com/IC/CEPage.asp?ID=133855. A replay of the call will be available through October 24, 2008 by calling (888) 203-1112.  Use confirmation code #3244929.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean titled vehicles to dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

proprietary VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 144 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a registered buyer, visit www.copart.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have. We depend on a limited number of major suppliers of salvage vehicles. If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. We have only recently entered the UK market through several acquisitions. We do not have any historic experience operating outside of North America, and we may experience challenges adapting our business model to international markets and integrating the acquired businesses. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Heather Luck, Assistant to the Chief Financial Officer
(707) 639-5271

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended July 31,		Twelve months ended July 31,
	2008	2007	2008	2007
Revenues	$206,282	$153,982	$784,848	$560,680
Operating costs and expenses:
Yard operations (including depreciation and amortization of $8,277 and $32,166 for the three and twelve months ending July 31, 2008, respectively)	119,189	82,465	462,589	293,898
General and administrative (including depreciation and amortization of $2,892 and $10,608 for the three and twelve months ending July 31, 2008, respectively)	21,721	17,657	84,342	63,637
Total operating expenses	140,910	100,122	546,931	357,535
Operating income	65,372	53,860	237,917	203,145
Other income (expense):
Interest income, net	959	3,793	7,552	13,644
Other income	1,691	696	4,181	2,848
Equity in losses of unconsolidated investment	—	—	—	(2,216)
Total other income	2,650	4,489	11,733	14,276
Income before income taxes	68,022	58,349	249,650	217,421
Income taxes	27,202	21,615	92,718	81,083
Net income	$40,820	$36,734	$156,932	$136,338
Earnings per share-basic
Basic net income per share	$0.48	$0.41	$1.80	$1.50
Weighted average common shares outstanding	85,188	90,101	87,412	90,651

Earnings per share-diluted
Diluted net income per share	$0.47	$0.40	$1.75	$1.46
Weighted average common shares and dilutive potential common shares outstanding	87,368	92,799	89,858	93,455

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 31, 2008	July 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$38,954	$107,621
Short-term investments	—	102,625
Accounts receivable, net	111,705	109,895
Inventories and vehicle pooling costs	36,121	34,841
Income taxes receivable	6,822	3,208
Prepaid expenses and other assets	6,932	5,518
Total current assets	200,534	363,708
Restricted cash and investments	—	9,148
Property and equipment, net	510,340	420,664
Intangibles, net	21,901	27,442
Goodwill	177,164	161,645
Deferred income taxes	6,938	7,785
Land purchase options and other assets	27,151	24,208
Total assets	$944,028	$1,014,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$17,502	$9,256
Accounts payable and accrued liabilities	88,883	85,556
Deferred revenue	14,518	13,897
Income taxes payable	4,005	3,930
Deferred income taxes	2,768	3,219
Total current liabilities	127,676	115,858
Deferred income taxes	14,044	13,998
Other liabilities	3,312	3,878
Total liabilities	145,032	133,734
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 83,275 and 88,334 shares issued and outstanding at July 31, 2008 and July 31, 2007, respectively	316,673	206,126
Accumulated other comprehensive income	833	4,447
Retained earnings	481,490	670,293
Total shareholders’ equity	798,996	880,866
Total liabilities and shareholders’ equity	$944,028	$1,014,600